UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 17, 2008

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

____________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 17, 2008, GMX Resources Inc. (the “Company” or “we”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies & Company, Inc., as representative of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to sell 2,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $70.50 per share, in a firm commitment underwritten offering pursuant to an effective Registration Statement on Form S-3, as amended (Registration No. 333-150368) (the “Registration Statement”), as amended and supplemented by a prospectus supplement dated July 17, 2008. The prospectus supplement and accompanying prospectus have been filed with the Securities and Exchange Commission.

The Underwriting Agreement also provides for a 30-day option for the Underwriters to purchase up to 300,000 shares of Common Stock solely to cover over-allotments.

The sale of the aggregate 2,000,000 shares of Common Stock to the Underwriters pursuant to the Underwriting Agreement is expected to close on July 22, 2008, subject to the satisfaction of customary closing conditions. Net proceeds to the Company will be approximately $133.7 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.

An affiliate of Capital One Southcoast, Inc., which is one of the Underwriters, is a lender under our revolving bank credit facility. We will use a portion of the proceeds from this offering to repay outstanding indebtedness under our revolving bank credit facility.

In addition, an affiliate of Jefferies & Company, Inc., the representative of the Underwriters and itself an Underwriter, is a party to a share lending agreement we entered into in connection with our February 2008 offering of 5.00% convertible senior notes due 2013. Pursuant to this share lending agreement, we agreed to lend up to 3,846,150 shares of our common stock to this affiliate (the “share borrower”). We loaned 2,140,000 shares of our common stock to the share borrower promptly following execution of the share lending agreement, which the share borrower sold in a fixed price offering registered under the Securities Act of 1933, as amended (the “Securities Act”). We have also loaned a total of 1,300,000 additional shares of our common stock to the share borrower, which the share borrower sold in at-the-market offerings registered under the Securities Act. To the extent we lend any additional shares to the share borrower, the share borrower will sell those additional shares to the public in an offering registered under the Securities Act. The share borrower is required to return all of the borrowed shares to us following conversion or maturity of our 5.00% convertible senior notes due 2013, or upon certain stated events of default under the share lending agreement.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report, and this description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. This report also incorporates by reference the Underwriting Agreement into the Registration Statement.

Item 8.01. Other Events.

This report is being filed to incorporate by reference exhibits into the Registration Statement in connection with the Company’s issuance of shares of Common Stock pursuant to the Underwriting Agreement described above under Item 1.01. For additional information about the Common Stock and the offering thereof, see the prospectus supplement, dated July 17, 2008, as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) on July 18, 2008.

Item 9.01. Financial Statements and Exhibits.

The following Exhibits are filed as a part of this report:

1.1	Underwriting Agreement dated July 17, 2008, among GMX Resources Inc., Jefferies & Company, Inc. and the other underwriters named therein.

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation, dated July 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Date: July 21, 2008

INDEX TO EXHIBITS

1.1	Underwriting Agreement dated July 17, 2008, among GMX Resources Inc., Jefferies & Company, Inc. and the other underwriters named therein.

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation, dated July 17, 2008.